                                                                    Exhibit 10.4


                             TAX SHARING AGREEMENT
                             ---------------------


          THIS TAX SHARING AGREEMENT ("Agreement") is entered into as of September 27, 1996 by and between Abercrombie & Fitch Co., a Delaware corporation ("Abercrombie & Fitch"), and The Limited, Inc., a Delaware corporation ("The Limited").

                                    RECITALS

          WHEREAS, The Limited is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, The Limited beneficially owns all of the issued and outstanding Abercrombie & Fitch Class B Common Stock, par value $.01 per share and Abercrombie & Fitch is a member of The Limited consolidated group for federal income tax purposes;

          WHEREAS, the parties are contemplating the possibility that Abercrombie & Fitch will issue shares of Class A Common Stock, $.01 par value per share to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

          WHEREAS, The Limited Group (as defined below) has filed and intends to file consolidated federal income tax returns as permitted by Section 1501 of the Code and certain members of the Abercrombie & Fitch Group (as defined below) and certain members of The Limited Sub-Group (as defined below), have filed and intend to file returns relating to Combined State Taxes (as defined below);

          WHEREAS, Abercrombie & Fitch desires to engage The Limited to provide certain services, and The Limited desires to provide certain services, relating to separate state, local and foreign taxes other than Federal Taxes and Combined State Taxes; and

          WHEREAS, The Limited and Abercrombie & Fitch desire to agree upon a method for determining the financial consequences to each party and their subsidiaries resulting from the filing of a consolidated federal income tax return and the filing of returns relating to Combined State Taxes.

                                  AGREEMENTS

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, The Limited and Abercrombie & Fitch, for themselves, their successors, and assigns, hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

1.1  Definitions.  For purposes of this Agreement, the terms set forth below
     -----------
shall have the following meanings.

          "Abercrombie & Fitch Combined State Tax Liability" shall mean, with respect to any taxable year and any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of Abercrombie & Fitch Federal Tax Liability; provided, however, that (i) the
                                              --------  -------
total amount of Combined State Taxes shall also include any actual income, franchise or similar state or local tax liability (a "State Liability") owed in a jurisdiction (a "Combined Jurisdiction") in which a member of the Abercrombie & Fitch Group files tax returns with a member of The Limited Sub-Group, on a consolidated, combined or unitary basis, to the extent such liability exceeds the liability that would have been owed had no member of the Abercrombie & Fitch Group been included in such returns; and (ii) the total amount of Combined State Taxes shall be reduced to the extent that, in any Combined Jurisdiction, the State Liability of the Limited Sub-Group is less than the liability that would have been owed had no member of the Abercrombie & Fitch Group been included in the returns of such Combined Jurisdiction.

          "Abercrombie & Fitch Federal Tax Liability" shall mean, with respect to any taxable year, the sum of the Abercrombie & Fitch Group's Federal Tax liability and any interest, penalties and other additions to such taxes for such taxable year, computed as if the Abercrombie & Fitch Group were not and never were part of The Limited Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code, provided, however, that transactions with members of The
                  --------  -------
Limited Sub-Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that Deconsolidation will trigger any deferred amounts, excess loss accounts or similar items. Such computation shall be made
(A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of The Limited Group that is not a member of the Abercrombie & Fitch Group, (B) by taking account of any Tax Asset of the Abercrombie & Fitch Group in accordance with
Section 2.1(c)(iii) hereof, (C) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the Abercrombie & Fitch Group, but without regard to any such carryforward from a tax period (or portion thereof) ending on or before the date of the Initial Public Offering and arising solely due to treating the Abercrombie & Fitch Group as if it were never part of The Limited Group, (D) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rates set forth in that subsection, and with other similar adjustments as described in Section 1561 of the Code, and (E) reflecting the positions, elections and accounting methods used by The Limited in preparing the consolidated federal income tax return for The Limited Group and (F) by not permitting the Abercrombie & Fitch Group any compensation deductions arising in respect of any exercise of options on Limited stock by any employee of the Abercrombie & Fitch Group.

          "Abercrombie & Fitch Group" shall mean, at any time, Abercrombie & Fitch and any direct or indirect corporate subsidiaries of Abercrombie & Fitch that would be eligible to join with Abercrombie & Fitch, with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if Abercrombie & Fitch were not consolidated, combined or filing on a unitary basis with any member of The Limited Sub-Group.

          "Combined State Tax" means, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction in which a member of the Abercrombie & Fitch Group files tax returns with a member of The Limited Sub-Group, on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

          "Deconsolidation" means any event pursuant to which Abercrombie & Fitch ceases to be a subsidiary corporation includible in a consolidated tax return of The Limited Group for Federal Tax purposes.

          "Federal Tax" means any tax imposed under Subtitle A of the Code.

          "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by The Limited with respect to any item disallowed or adjusted by any taxing authority where The Limited determines in good faith that no action should be taken to recoup such payment.

          "Post-Deconsolidation Tax Period" means (i) any tax period beginning and ending after the date of Deconsolidation and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

          "Pre-Deconsolidation Tax Period" means (i) any tax period beginning and ending before or on the date of Deconsolidation and (ii) with respect to a period that begins before and ends after the date of Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.

          "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

          "The Limited Group" shall mean, at any time, The Limited and each direct and indirect corporate subsidiary eligible to join with The Limited in the filing of a consolidated federal income tax return.

          "The Limited Sub-Group" shall mean, at any time, The Limited and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the Abercrombie & Fitch Group.

1.2. Internal References.  Unless the context indicates otherwise, references to
     -------------------
Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.


                                   ARTICLE II
                                  TAX SHARING

2.1. Tax Sharing.  (a)  General.  For each taxable year of The Limited Group
     -----------        -------
during which income, loss, or credit against tax of the Abercrombie & Fitch Group are includible in the consolidated Federal Tax return of The Limited Group, Abercrombie & Fitch shall pay to The Limited an amount equal to the Abercrombie & Fitch Federal Tax Liability and for each taxable period during which income, loss or credit against tax of any member of the Abercrombie & Fitch Group are includible in a return relating to a Combined State Tax, Abercrombie & Fitch shall pay The Limited an amount equal to the Abercrombie & Fitch Combined State Tax Liability for such taxable period, each as shown on the Pro Forma Returns (as defined in paragraph (c) below).

     (b) Estimated Payments.  The Limited shall determine the amount of the
         ------------------
estimated tax installment of the Abercrombie & Fitch Federal Tax Liability (corresponding to The Limited's estimated Federal Tax installment), as determined under the principles of Section 2.1(a) of this Agreement. Abercrombie & Fitch shall, within 5 days of receipt of such determination (but in no event earlier than 5 days prior to the due date of The Limited's corresponding estimated tax payment), pay to The Limited the amount so determined. The Limited shall determine under provisions of applicable law the amount of the estimated tax installment of the Abercrombie & Fitch Combined State Tax Liability (corresponding to the relevant estimated Combined State Tax installment), as determined under the principles of Section 2.1(a) of this Agreement. Abercrombie & Fitch shall, within 5 days of receipt of such determination (but in no event earlier than 5 days prior to the due date of The Limited's corresponding estimated tax payment), pay to The Limited the amount so determined.

     (c)  Payment of Taxes at Year-End.
          ----------------------------

          (i) On or before the due date (including all applicable and valid extensions) for The Limited Group's consolidated Federal Tax return, The Limited shall make available to Abercrombie & Fitch a pro forma Federal Tax return (a "Pro Forma Federal Return") of the Abercrombie & Fitch Group reflecting the Abercrombie & Fitch Federal Tax Liability. On or before the due date for each Combined State Tax return, The Limited shall make available to Abercrombie & Fitch the relevant pro forma Combined State Tax return (each a "Pro Forma Combined State Return" and together with the Pro Forma Federal Return, the "Pro Forma Returns") of the Abercrombie & Fitch Group reflecting the relevant Abercrombie & Fitch Combined State Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice.

          (ii) On or before the date The Limited files its consolidated Federal Tax return for any year for which payments are to be made under this Agreement, Abercrombie & Fitch shall pay to The Limited, or The Limited shall pay to Abercrombie & Fitch, as appropriate, an amount equal to the difference, if any, between the Abercrombie & Fitch Federal Tax Liability reflected on the Pro Forma Federal Return for such year and the aggregate amount of the estimated installments of the Abercrombie & Fitch Federal Tax Liability for such year made pursuant to Section 2.1(b). On or before the date The Limited files a Combined State Tax return for any year for which payments are to be made under this Agreement, Abercrombie & Fitch shall pay to The Limited, or The Limited shall pay to Abercrombie & Fitch, as appropriate, an amount equal to the difference, if any, between the Abercrombie & Fitch Combined State Tax Liability reflected on the relevant Pro Forma Combined State Tax Return and the aggregate amount of the estimated installments paid with respect to the corresponding Abercrombie & Fitch Combined State Tax Liability pursuant to Section 2.1(b).

          (iii) If a Pro Forma Return reflects a Tax Asset that may under applicable law be used to reduce a Federal Tax or Combined State Tax liability of any member of

The Limited Sub-Group for any taxable period, The Limited shall pay to Abercrombie & Fitch an amount equal to the actual tax saving (which would include refunds actually received) produced by such Tax Asset at the time such tax saving is realized and the future Pro Forma Returns of the Abercrombie & Fitch Group shall be adjusted to reflect such use. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable to a taxing authority with respect to such tax period as compared to the taxes that would have been payable to a taxing authority with respect to such tax period in the absence of such Tax Asset.

          (iv) In the event that The Limited makes a cash deposit with a taxing authority in order to stop the running of interest or makes a payment of tax and correspondingly takes action to recoup such payment (such as suing for a refund), Abercrombie & Fitch shall pay to The Limited an amount equal to Abercrombie & Fitch' share of the amount so deposited or paid (calculated in a manner consistent with the determinations provided in this Article 2). Upon receipt by The Limited of a refund of any amounts paid by it in respect of which Abercrombie & Fitch shall have advanced an amount hereunder, The Limited shall pay to Abercrombie & Fitch the amount of such refund, together with any interest received by it on such refund. If and to the extent that any claim for refund or contest based thereupon shall be unsuccessful, the payment by Abercrombie & Fitch under Section 2.1(c)(iv) shall be credited toward Abercrombie & Fitch' obligations under this Section 2(c)(iv) and any other payment obligation of Abercrombie & Fitch under Section 2(d) below.

     (d) Treatment of Adjustments.  If any adjustment is made in a Federal Tax
         ------------------------
return of The Limited Group or in a return relating to a Combined State Tax, after the filing thereof, in which income or loss of the Abercrombie & Fitch Group (or any member thereof) is included, then at the time of a Final Determination of the adjustment, Abercrombie & Fitch shall pay to The Limited or The Limited shall pay to Abercrombie & Fitch, as the case may be, the difference between all payments actually made under Section 2.1 with respect to the taxable year or period covered by such tax return and all payments that would have been made under Section 2.1 taking such adjustment into account, together with any penalties actually paid and interest for each day until the date of Final Determination calculated at the rate determined, in the case of a payment by Abercrombie & Fitch, under Section 6621(a)(2) of the Code and, in the case of a payment by The Limited, under Section 6621(a)(1) of the Code.

     (e) Preparation of Returns and Contests.  So long as (i) The Limited Group
         -----------------------------------
elects to file consolidated Federal Tax returns as permitted by Section 1501 of the Code or (ii) any Combined State Tax return is filed, The Limited shall prepare and file such returns and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Tax liability of The Limited Group and with the appropriate taxing authorities with respect to the determination of a Combined State Tax liability. With respect to such return preparation,

The Limited shall act in good faith with regard to all members included in an applicable return. The Limited shall have the right with respect to any consolidated Federal Tax returns or returns relating to a Combined State Tax that it has filed or will file to determine in good faith (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any member of The Limited Group. In addition, The Limited shall have the right, in good faith, to
(i) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any Federal Tax return or return relating to a Combined State Tax, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds shall be received by way of refund or credited against tax liabilities. In addition, The Limited shall prepare and file ruling requests, and take all other actions on behalf of any member of The Limited Group that it deems appropriate in providing tax services to the members of The Limited Group. The Limited shall, to the extent such information is available, advise Abercrombie & Fitch of any significant Abercrombie & Fitch tax issue being contested by the federal, state, local or other relevant taxing authorities, and shall keep Abercrombie & Fitch informed with respect to any contest, compromise or settlement thereof.

2.2  Reimbursement for Certain Services.  The Limited shall provide services in
     ----------------------------------
connection with this Agreement, including but not limited to, (i) those services relating to the preparation of returns (including Pro Forma Returns) described in paragraphs 2.1(b), 2.1(c) and 2.1(e) and (ii) services relating to the other activities described in paragraph 2.1(e). As compensation for these services, Abercrombie & Fitch shall pay The Limited a fee calculated on a basis such that The Limited is reimbursed for all direct and indirect costs and expenses incurred with respect to Abercrombie & Fitch' share of the overall costs and expenses incurred by The Limited with respect to tax related services. The Limited shall calculate the fee payable, invoice Abercrombie & Fitch for the fee and Abercrombie & Fitch will pay the invoiced amount in a manner consistent with the invoice and payment procedures provided for in the "Intercompany Services and Operating Agreement."

2.3  Additional Services.  The Limited will provide the tax services described
     -------------------
in this Article II with respect to all of the separate state, local and foreign taxes of any members of the Abercrombie & Fitch Group that do not relate to Federal Taxes or Combined State Taxes. The Limited will provide these services in a manner consistent with the principles contained in Article II and be compensated in the same manner as described in Section 2.2.

                                  ARTICLE III
                              POST-DECONSOLIDATION

3.1. Additional Rights and Liabilities Post-Deconsolidation.
     ------------------------------------------------------

     (a) Abercrombie & Fitch covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the Abercrombie & Fitch Group to make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of The Limited Group or any member thereof (immediately after the Deconsolidation) in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of an authorized representative of The Limited.

     (b) In the event of a Deconsolidation, The Limited may, at its option, elect and Abercrombie & Fitch shall join The Limited in electing (if necessary),
(i) to reattribute to itself certain Tax Assets of the Abercrombie & Fitch Group pursuant to Treasury Regulations Section 1.1502-20(g) and, if The Limited makes such election, Abercrombie & Fitch shall comply with the requirements of Treasury Regulations Section 1.1502-20(g)(5)) and (ii) to ratably allocate items (other than extraordinary items) of the Abercrombie & Fitch Group in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76. If The Limited elects to reattribute to itself any Tax Assets under clause (i) this
Section 3.1(b), The Limited shall pay Abercrombie & Fitch an amount equal to the actual tax saving (which would include refunds actually received) produced by such Tax Asset if and when such actual tax saving is realized.

     (c) The Limited agrees to pay to Abercrombie & Fitch the actual tax benefit received by The Limited Group from the use in any Pre-Deconsolidation Tax Period of a carryback of any Tax Asset of the Abercrombie & Fitch Group from a Post-Deconsolidation Tax Period. Such benefit shall be considered equal to the excess of (i) the amount of Federal Taxes or Combined State Taxes, as the case may be, that would have been payable by The Limited Group in the absence of such carryback over (ii) the amount of Federal Taxes or Combined State Taxes, as the case may be, actually payable by The Limited Group. Payment of the amount of such benefit shall be made within 90 days of the filing of the applicable tax return for the taxable year in which the Tax Asset is utilized. If, subsequent to the payment by The Limited to Abercrombie & Fitch of any such amount, there shall be (A) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (B) a reduction in the amount of the benefit realized by The Limited Group as a result of any other Tax Asset that arises in a Post-Deconsolidation Tax Period, Abercrombie & Fitch shall repay to The Limited, within 90 days of such event described in (A) or (B) (an "Event" or, collectively, the "Events") any amount which would not have been payable to Abercrombie & Fitch pursuant to this Section 3.1(c) had the amount of the benefit been determined in light of the Events.

Abercrombie & Fitch shall hold The Limited harmless for any penalty or interest payable by any member of The Limited Group, as a result of any Event. Any such amount shall be paid by Abercrombie & Fitch to The Limited within 90 days of the payment by The Limited or any member of The Limited Group of any such interest or penalty. Nothing in this Section 3.1(c) shall require The Limited to file a claim for refund of Federal Taxes or Combined State Taxes which The Limited, in its sole discretion, determines lacks substantial authority, as defined in the Code and the regulations thereunder.

                                   ARTICLE IV
                                 MISCELLANEOUS

4.1.  Limitation of Liability.  Neither The Limited nor Abercrombie & Fitch
      -----------------------
shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement; provided, however that in the event that (i) the Internal Revenue Service (or other competent taxing authority) asserts a tax liability directly against Abercrombie & Fitch or any member of the Abercrombie & Fitch Group, pursuant to its authority under Treasury Regulation Section 1.1502-6 (or other relevant statutory authority), (ii) Abercrombie & Fitch has made all payments and performed all of its obligations otherwise required of it under this Agreement with respect to such liability or otherwise, and (iii) The Limited was given the opportunity to contest, settle or compromise such liability pursuant to Section 2.1(e) of this Agreement, then The Limited shall indemnify Abercrombie & Fitch for actual payments made after a Final Determination with respect to such liability to the extent that such payments exceed Abercrombie & Fitch' share of such liability (calculated in a manner that avoids double-counting under this Agreement), such share determined in accordance with Article II of this Agreement.

4.2.  Subsidiaries.  (a)  Performance.  The Limited agrees and acknowledges that
      ------------        -----------
The Limited shall be responsible for the performance of the obligations of each member of The Limited Sub-Group hereunder applicable to such subsidiary. Abercrombie & Fitch agrees and acknowledges that Abercrombie & Fitch shall be responsible for the performance by each member of the Abercrombie & Fitch Group of the obligations hereunder applicable to such member.

     (b) Application to Present and Future Subsidiaries.  This Agreement is
         ----------------------------------------------
being entered into by The Limited and Abercrombie & Fitch on behalf of themselves and each member of The Limited Sub-Group and Abercrombie & Fitch Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of The Limited Sub-Group or Abercrombie & Fitch Group in the future.

4.3.  Cooperation.  The Limited and Abercrombie & Fitch shall cooperate fully in
      -----------
the implementation of this Agreement, including but not limited to, providing promptly to the requesting party such assistance and documentation as may be reasonably requested by such party in connection with any of the activities described in
Article II or Article III. In addition, The Limited and Abercrombie & Fitch shall retain all relevant tax records for relevant open periods in accordance with past practice.

4.4.  Agent.  Each member of the Abercrombie & Fitch Group hereby irrevocably
      -----
appoints The Limited as its agent and attorney-in-fact to take any action as The Limited may deem necessary or appropriate to effect Section 2.1 including, without limitation, those actions specified in Treasury Regulation Section 1.1502-77(a).

4.5.  Amendments.  This Agreement may not be amended or terminated orally, but
      ----------
only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of The Limited and Abercrombie & Fitch by any of their respective presidents or vice presidents.

4.6. Term.  Subject to Article III, this Agreement shall expire upon the date of
     ----
Deconsolidation with respect to all Post-Deconsolidation periods; provided,
                                                                  --------
however, that all rights and obligations arising hereunder with respect to a
-------
Pre-Deconsolidation Tax Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this
               --------  -------
Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Tax Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

4.7.  Effective Date.  This Agreement shall be effective as of the date that the
      --------------
Initial Public Offering is consummated ("effective date"), shall govern all open taxable periods and shall supersede all prior agreements as to the allocation of federal income tax liability between the parties to this Agreement for all such open taxable years and for all subsequent taxable years. As of the effective date, all such prior agreements are hereby canceled with respect to members of the Abercrombie & Fitch Group.

4.8.  Severability.  If any provision of this Agreement or the application of
      ------------
any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

4.9. Notices.  All notices and other communications required or permitted
     -------
hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b), addressed as follows:

          (a)  If to Abercrombie & Fitch, to:

               Abercrombie & Fitch Co.
               Three Limited Parkway
               Columbus, OH  43230
               Attention:  Timothy B. Lyons
               Fax:  614-479-7020

          (b)  If to The Limited, to:

               The Limited, Inc.
               Three Limited Parkway
               Columbus, OH  43230
               Attention:  Timothy B. Lyons
               Fax:  614-479-7020

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

4.10.  Further Assurances.  The Limited and Abercrombie & Fitch shall execute,
       ------------------
acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

4.11.  Entire Agreement.  This Agreement constitutes the entire understanding of
       ----------------
the parties hereto with respect to the subject matter hereof.

4.12.  Successors.  This agreement shall be binding on and inure to the benefit
       ----------
of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of The Limited and Abercrombie & Fitch succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

4.13.  Authorization, etc.  Each of the parties hereto hereby represents and
       -------------------
warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

4.14.  Section Captions.  Section captions used in this Agreement are for
       ----------------
convenience and reference only and shall not affect the construction of this Agreement.

4.15.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
       -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO LAWS AND PRINCIPLES RELATING TO CONFLICTS OF LAW.

4.16.  Counterparts.  This Agreement may be executed in any number of
       ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.


                              ABERCROMBIE & FITCH CO.


                              By:    /s/ Kenneth B. Gilman
                                 _____________________________
                              Name:  Kenneth B. Gilman
                              Title: Vice Chairman


                              THE LIMITED, INC.


                              By:    /s/ Kenneth B. Gilman
                                 _____________________________
                              Name:  Kenneth B. Gilman
                              Title: Vice Chairman and Chief
                                       Financial Officer